Exhibit 4.6

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (AND THE ORDINARY SHARES ISSUABLE PURSUANT TO SUCH SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND NEITHER THESE SECURITIES NOR THE ORDINARY SHARES ISSUABLE PURSUANT THERETO MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED TO ANY PERSON OTHER THAN THE ISSUER OF THESE SECURITIES IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN APPLICABLE EXEMPTION THEREUNDER, AS EVIDENCED BY AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS; PROVIDED THAT SUCH OPINION OF COUNSEL SHALL NOT BE REQUIRED IN THE CASE OF A RESALE PURSUANT TO RULE 144 UNDER THE SECURITIES ACT (“RULE 144”) IF SUCH RESALE IS NOT MADE BY AN “AFFILIATE” (WITHIN THE MEANING OF RULE 144) OF THE ISSUER OF THESE SECURITIES.

DRAGON VICTORY INTERNATIONAL LIMITED

Convertible Debenture

Principal Amount: $500,000

Debenture Issuance Date: December 11, 2020

Debenture Number: LYL-2

FOR VALUE RECEIVED, DRAGON VICTORY INTERNATIONAL LIMITED, a Cayman Islands corporation (the “Company”), hereby promises to pay to the order of YA II PN, Ltd., or its registered assigns (the “Holder”) the amount set out above as the Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Debenture Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Debenture (including all debentures issued in exchange, transfer or replacement hereof, this “Debenture”) was originally issued pursuant to the Securities Purchase Agreement dated November 17, 2020, as amended (the “Securities Purchase Agreement”) between the Company and YA II PN, Ltd. Certain capitalized terms used herein are defined in Section (14).

(1)  GENERAL TERMS

(a)  Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Debenture. The “Maturity Date” shall be December 11, 2021, as may be at the option of the Holder. Other than as specifically permitted by this Debenture, the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest

(b)  Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 5% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 15% for so long as any Event of Default remains uncured. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(c)  Triggering Event. If, any time after the Issuance Date, and from time to time thereafter, the daily VWAP is less than the Floor Price for a period of 5 consecutive Trading Days (each such occurrence, a “Triggering Event”), then the Interest Rate shall increase to an annual rate of 15%. The Interest Rate shall return to the rate set forth in Clause 1(b) if any time after a Triggering Event the daily VWAP is greater than the Floor Price for a period of 5 consecutive Trading Days, unless a subsequent Triggering Event occurs.

(2)  Early Redemption. The Company shall have the right, but not the obligation, to redeem (“Optional Redemption”) early a portion or all amounts outstanding under this Debenture as described in this Section; provided that (i) the trading price of the Ordinary Shares is less than the Fixed Conversion Price and (ii) the Company provides the Holder with at least 10 Business Days’ prior written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption on the date fixed for early redemption in such notice (“Redemption Date”). Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Convertible Debenture to be redeemed and the applicable Redemption Premium. The “Redemption Amount” shall be equal to the outstanding Principal balance being redeemed by the Company, plus the applicable Redemption Premium, plus all accrued and unpaid interest. After receipt of the Redemption Notice, the Holder shall have until the Trading Day prior to the Redemption Date to elect to convert all or any portion of Convertible Debentures. On the Redemption Date, the Company shall deliver to the Holder the Redemption Amount with respect to the Principal amount redeemed after giving effect to conversions effected during such period.

(3)  EVENTS OF DEFAULT.

(a)  An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)  the Company’s failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Debenture within five (5) Business Days after such payment is due;

(ii)  The Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty-one 61 days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty-one (61) days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii)  The Company or any subsidiary of the Company shall default in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created and such default is not cured within five (5) Business Days;

(iv)  The Ordinary Shares shall cease to be quoted or listed for trading, as applicable, on any Primary Market for a period of 10 consecutive Trading Days;

(v)  The Company or any subsidiary of the Company shall be a party to any Change of Control Transaction (as defined in Section (14)) unless in connection with such Change of Control Transaction this Debenture is retired;

(vi)  the Company’s (A) failure to cure a Conversion Failure by delivery of (I) the required number of Ordinary Shares (II) or the Buy-In Price within five (5) Business Days after the applicable Conversion Failure or (B) notice, written or oral, to the Holder, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of this Debentures into Ordinary Shares, other than pursuant to Section (5)(d);

(vii)  The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined herein) within five (5) Business Days after such payment is due;

(viii)  The Company shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Debenture (except as may be covered by Section (3)(a)(i) through (3)(a)(viii) hereof) or any Transaction Document (as defined in Section (14)) which is not cured within the time prescribed.

(ix)  any Event of Default (as defined in the Other Debentures) occurs with respect to any Other Debentures.

(b)  During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred and is continuing, the full unpaid Principal amount of this Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder’s election, immediately due and payable in cash. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Debenture (subject to the beneficial ownership limitations set out in Section (4)(c)) at any time after (x) an Event of Default (provided that such Event of Default is continuing) or (y) the Maturity Date at the Conversion Price. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, (other than required notice of conversion) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(4)  CONVERSION OF DEBENTURE. This Debenture shall be convertible into the Company’s Ordinary Shares on the terms and conditions set forth in this Section (4).

(a)  Conversion Right. Subject to the provisions of Section (4)(c), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable Ordinary Shares in accordance with Section (4)(b), at the Conversion Rate (as defined below). Upon each conversion and upon receipt of the appropriate notice from the Holder as set forth in Section (4)(b)(i) herein, the Company shall issue the applicable Ordinary Shares to the Holder. The number of Ordinary Shares issuable upon conversion of any Conversion Amount pursuant to this Section (4)(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”). No fraction of an Ordinary share will be delivered upon any conversion. All calculations under this Section (4) shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of an Ordinary Share, the Company shall round such fraction of a share up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of shares upon conversion of any Conversion Amount.

(i)  “Conversion Amount” means the portion of the Principal and accrued Interest to be converted, redeemed or otherwise with respect to which this determination is being made.

(ii)  “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination the lower of (i) $2.69 (the “Fixed Conversion Price”), or (ii) 88% of the lowest daily VWAP during the 10 consecutive Trading Days immediately preceding the Conversion Date or other date of determination (the “Variable Conversion Price”), but not lower than the Floor Price. The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Debenture.

(b)  Mechanics of Conversion.

(i)  Optional Conversion. To convert any Conversion Amount into Ordinary Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by email, for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section (4)(b)(iii), surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction). On or before the third Business Day following the date of receipt of a Conversion Notice, Instrument of Transfer, and Letter of Transmittal (the “Share Delivery Date”), the Company shall cause the issuance of the underlying Ordinary Shares and (X) if legends are not required to be placed on the shares certificates and provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, instruct the Depositary Bank to credit such aggregate number of Ordinary Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal and Custodian system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, instruct the Transfer Agent to deliver to the address as specified in the Conversion Notice, a share certificate, registered in the name of the Holder or its designee, for the number of Ordinary Shares to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the Commission. If this Debenture is physically surrendered for conversion and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Debenture and at its own expense, issue and deliver to the holder a new Debenture representing the outstanding Principal not converted. The Person or Persons entitled to receive Ordinary Shares issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such Ordinary Shares upon the transmission of a Conversion Notice.

(ii)  Company’s Failure to Timely Convert. If within three (3) Trading Days after the Company’s receipt of an email copy of a Conversion Notice the Company shall fail to issue the underlying Ordinary Shares and cause the issuance and deliver a share certificate to the Holder or credit the Holder’s balance account with DTC for the number of Ordinary Shares to which the Holder is entitled upon such holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by the Holder Ordinary Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions) for the Ordinary Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Ordinary Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Ordinary Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Ordinary Shares, times (B) the Closing Bid Price on the Conversion Date.

(iii)  Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the full Conversion Amount represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon partial conversion.

(c)  Limitations on Conversions.

(i)  Beneficial Ownership. The Holder shall not have the right to convert any portion of this Debenture or otherwise receive Ordinary Shares hereunder to the extent that after giving effect to such conversion or receipt of such Ordinary Shares, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to such conversion. Since the Holder will not be obligated to report to the Company the number of Ordinary Shares it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Ordinary Shares representing beneficial ownership in excess of 4.99% of the then outstanding Ordinary Shares without regard to any other Ordinary Shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder, provided however, upon the request of the Company, the Holder shall report its holdings in Ordinary Shares to the Company. If the Holder has delivered a Conversion Notice for a Principal amount of this Debenture that would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal amount permitted to be converted on such Conversion Date in accordance with Section 3(a) and any Principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Debenture. The Holder (but only as to itself and not to any other Holder) may elect to increase the beneficial ownership limitation set forth herein from 4.99% to 9.99% upon not less than 65 days prior written notice to the Company.

(ii)  Principal Market Limitation. Notwithstanding anything in this Agreement to the contrary, the Company shall not issue any Ordinary Shares pursuant to the transactions contemplated hereby or any other Transaction Documents if the issuance of such Ordinary Shares would exceed the aggregate number of Ordinary Shares that the Company may issue in this transaction in compliance with the Company’s obligations under the rules or regulations of Nasdaq Stock Market LLC (the “Nasdaq”) (the number of shares which may be issued without violating such rules and regulations is 2,283,136 (which is 19.99% of 1,421,393 outstanding Ordinary Shares) and shall be referred to as the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its shareholders as required by the applicable rules of the Nasdaq for issuances of shares in excess of such amount or (B) obtains a written opinion from counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Buyers. The Exchange Cap shall be appropriately adjusted for any stock dividend, stock split, reverse stock split or similar transaction.

(iii)  Sales Limitations. The Holder shall not sell such number of Ordinary Shares in any calendar month (being the 1st of the month through the last day of the same month) that would result in gross proceeds received by the Holder in excess of the greater of (a) 30% of the dollar trading volume of the Ordinary Shares during such calendar month, of (b) $500,000. This limitation shall not apply (i) at any time after the occurrence of an Event of Default, and (ii) with respect to any sales of Ordinary Shares at prices greater than or equal to the Fixed Conversion Price. This limitation may be waived with the written consent of the Company.

(d)  Other Provisions.

(i)  The Company shall at all times reserve and keep available out of its authorized Ordinary Shares the full number of Ordinary Shares issuable upon conversion of all outstanding amounts under this Debenture; and within three (3) Business Days following the receipt by the Company of a Holder’s notice that such minimum number of Underlying Shares is not so reserved, the Company shall promptly reserve a sufficient number of shares to comply with such requirement.

(ii)  All calculations under this Section (4) shall be rounded to the nearest $0.0001 or whole share.

(iii)  Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section (3) herein for the Company’s failure to deliver certificates representing shares upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(5)  Adjustments to Conversion Price

(a)  Adjustment of Conversion Price upon Issuance of Ordinary Shares. If the Company, at any time while this Debenture is outstanding, issues or sells any Ordinary Shares or Convertible Securities, for a consideration per share (the “New Issuance Price”) less than a price equal to the Fixed Conversion Price in effect immediately prior to such issue or sale (such price the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Fixed Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For the purposes hereof, if the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one Ordinary Share is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Ordinary Shares upon conversion or exchange or exercise of such Convertible Securities.

(b)  Adjustment of Conversion Price upon Subdivision or Combination of Ordinary Shares. If the Company, at any time while this Debenture is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on its Ordinary Shares or any other equity or equity equivalent securities payable in shares which results in an increase in the number of outstanding Ordinary Shares, (b) subdivide its outstanding shares of Ordinary Shares into a larger number of Ordinary Shares, (c) combine (including by way of reverse share split) outstanding Ordinary Shares into a smaller number of Ordinary Shares, or (d) issue additional Ordinary Shares by reclassification of Ordinary Shares or any shares of capital stock of the Company, then each of the Fixed Conversion Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of Ordinary Shares outstanding after such event (c) of this Section. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(c)  Other Events. If any event occurs of the type contemplated by the provisions of this Section (5) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Debenture; If the Company issues any Convertible Securities with a variable conversion formula that is more favorable than this Debenture, then at the option of the Holder, the Variable Conversion Price formula shall be changed to match that of the new Convertible Securities.

(d)  Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Ordinary Shares are entitled to receive securities or other assets with respect to or in exchange for Ordinary Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, at the Holder’s option, (i) in addition to the Ordinary Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Ordinary Shares had such shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Debenture) or (ii) in lieu of the Ordinary Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Ordinary Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to the Ordinary Shares) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.

(e)  Whenever the Conversion Price is adjusted pursuant to Section (5) hereof, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(6)  REISSUANCE OF THIS DEBENTURE.

(a)  Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section (6)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section (6)(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section (4)(b)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

(b)  Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company reasonably satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section (6)(d)) representing the outstanding Principal.

(c)  Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section (6)(d)) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)  Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section (6)(a) or Section (6)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(7)  NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter and email and will be deemed to have been delivered: upon the later of (A) either (i) receipt, when delivered personally or (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same and (B) receipt, when sent by electronic mail. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:	DRAGON VICTORY INTERNATIONAL LIMITED Hanshi Tower 22nd Floor, No. 1786 Binsheng Road, Binjiang District, Hangzhou, Zhejiang Province Peoples Republic of China Telephone: +86 137-3814-6896
Telephone: +86 137-3814-6896 Attention: Amanda Yang Email: yangy@dvintinc.com

With Copy to:	Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, NY 10022 Attention: Ying Li, Esq. Telephone: (202) 530-2206 Email: yli@htflawyers.com

If to the Holder:	YA II PN, Ltd
c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo
Telephone: 201-985-8300
Email: Legal@yorkvilleadvisors.com

or at such other address and/or email and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(8)  Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not and shall cause their subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; or (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire its Ordinary Shares or other equity securities; or (iii) enter into any agreement with respect to any of the foregoing.

(9)  This Debenture shall not entitle the Holder to any of the rights of a shareholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of shareholders or any other proceedings of the Company.

(10)  This Debenture shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof. Each of the parties consents to the jurisdiction of the Supreme Court of the State of New York located in the City of New York, Borough of Manhattan, and the U.S. District Court for the Southern District of New York in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

(11)  If any party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(12)  Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

(13)  If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

(14)  CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

(a)  “Applicable Price” shall have the meaning set forth in Section 5(a).

(b)  “Bloomberg” means Bloomberg Financial Markets.

(c)  “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

(d)  “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c). No transfer to a wholly-owned subsidiary shall be deemed a Change of Control Transaction under this provision.

(e)  “Closing Bid Price” means the price per share in the last reported trade of the Ordinary Shares on the Primary Market or on the exchange which the Ordinary Shares are then listed as quoted by Bloomberg.

(f)  “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Ordinary Shares.

(g)  “Commission” means the Securities and Exchange Commission.

(h)  “Dilutive Issuance” shall have the meaning set forth in Section 5(a).

(i)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)  “Floor Price” means $0.50 per share.

(k)  “Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a wholly owned subsidiary of the Company for the purpose of redomiciling the Company), (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property.

(l)  “New Issuance Price” shall have the meaning set forth in Section 5(a).

(m)  “Options” means any rights, warrants or options to subscribe for or purchase shares of Ordinary Shares or Convertible Securities.

(n)  “Ordinary Shares” means the Company’s Ordinary Shares, par value $0.0001 par value per share, and any capital stock into which such shares shall have been changed or any share capital resulting from a reclassification of such Ordinary Shares.

(o)  “Other Debentures” means any other debentures issued pursuant to the Securities Purchase Agreement and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.

(p)  “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(q)  “Primary Market” means the Nasdaq Capital Market and any successor to any of the foregoing markets or exchanges.

(r)  “Redemption Premium” means 15% of the Principal amount being redeemed.

(s)  “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(t)  “Trading Day” means a day on which the Ordinary Shares are quoted or traded on a Primary Market on which the shares are then quoted or listed; provided, that in the event that the Ordinary Shares are not listed or quoted, then Trading Day shall mean a Business Day.

(u)  “Transaction Document(s)” shall mean this Debenture, along with the Securities Purchase Agreement, and any other documents or agreements entered into in connection with the foregoing.

(v)  “Underlying Shares” means the Ordinary Shares issuable upon conversion of this Debenture in accordance with the terms hereof.

(w)  “Underlying Shares Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Ordinary Shares, and naming the Holder as a “selling shareholder” thereunder.

(x)  “VWAP” means, for the Ordinary Shares as of any date, the daily dollar volume-weighted average price for such security on the Primary Market as reported by Bloomberg through its “Historical Prices – Px Table with Average Daily Volume” functions, or, if no dollar volume-weighted average price is reported for such security by Bloomberg.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
DRAGON VICTORY INTERNATIONAL LIMITED

By:	/s/ Liu Limin
Name:	Liu Limin
Title:	CEO and Chairman of the Board

EXHIBIT I
CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Debenture)

TO: DRAGON VICTORY INTERNATIONAL LIMITED

Via Email:

The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Conversion Amount of Debenture No. LYL-2 into Ordinary Shares of DRAGON VICTORY INTERNATIONAL LIMITED, according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Principal Amount to be Converted:
Accrued Interest to be Converted:
Total Conversion Amount to be converted:
Fixed Conversion Price:
Variable Conversion Price:
Applicable Conversion Price:
Number of Ordinary Shares to be Issued:

Please issue the Ordinary Shares in the following name and to the following address:
[__________________]

Authorized Signature:
Name:
Title:
Broker DTC Participant Code:
Account Number: